Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Form S-3 Registration Statement and the related Prospectus of Beyond Air, Inc. (formerly AIT Therapeutics, Inc.) dated August 14, 2019, and to the incorporation by reference therein of our report dated June 15, 2018, with respect to the March 31, 2018 consolidated financial statements of Beyond Air, Inc. (formerly AIT Therapeutics, Inc.), which appears in its Transition Report on Form 10-KT for the transition period ended March 31, 2018 and Annual Report on Form 10-K for the year ended March 31, 2019.

Tel Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
August 14, 2019	A Member of EY Global